AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOFISH CORPORATION, BM ACQUISITION CORP, INC.,

BOLT, INC.

AND

THE INDEMNIFICATION REPRESENTATIVE

February 11, 2007

AGREEMENT AND PLAN OF MERGER

Agreement entered into as of February 11, 2007 by and among GoFish Corporation, a Nevada corporation (the “Buyer”), BM Acquisition Corp Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), Bolt, Inc., a/k/a Bolt Media, Inc. a Delaware corporation (the “Company”) and John Davis (the “Indemnification Representative”). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the “Parties.”

This Agreement contemplates a merger of the Company with and into the Transitory Subsidiary. In such Merger (as defined below), the stockholders of the Company will receive Merger Consideration (as defined below) in exchange for their capital stock of the Company.

Buyer, Transitory Subsidiary, and the Company desire that the Merger qualifies as a “plan of reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

As a condition and further inducement to Buyer to enter into this Agreement and incur the obligations set forth herein, Aaron Cohen, Jason Gould and Lou Kerner (each, a “Major Stockholder”) concurrently herewith are entering into a Stockholders Support Agreement (the “Stockholders Support Agreement”), dated as of the date hereof with Buyer, in the form attached hereto as Exhibit A, pursuant to which each such Major Stockholder has, among other things, upon the terms and subject to the conditions set forth therein, agreed (i) to vote all Company Shares that are beneficially owned by him in favor of the adoption of this Agreement and the approval of the Merger and (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company other than a Superior Offer (as defined below).

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE MERGER

1.1  The Merger. Upon and subject to the terms and conditions of this Agreement, the Company shall merge with and into the Transitory Subsidiary (with such merger referred to herein as the “Merger”) at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Company shall cease and the Transitory Subsidiary shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which the Surviving Corporation files a certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McGuireWoods LLP in New York, New York, commencing at 9:00 a.m. local time on March 15, 2007, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date up to the Termination Date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.3  Actions at the Closing. At the Closing:

(a)  the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b)  the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c)  the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(d)  each of the stockholders of record of the Company immediately prior to the Effective Time (the “Company Stockholders”) shall deliver to the Buyer the certificate(s) representing his, her or its Company Shares (as defined below);

(e)  the Buyer shall deliver certificates for the shares of Buyer Common Stock to each former Company Stockholder in accordance with Section 1.5, and

(f)  the Buyer, the Indemnification Representative and US Bank Trust National Association (the “Escrow Agent”) shall execute and deliver an Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”) and the Buyer shall deliver to the Escrow Agent (x) a certificate for the Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.9 (collectively, the “Escrow Fund”).

1.4  Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

1.5  Merger Consideration; Conversion of Shares. The aggregate consideration that the Company Stockholders will be entitled to receive by virtue of the Merger shall be the Buyer Common Stock issuable as set forth below (collectively, the “Merger Consideration”).

(a)  Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(i)  Each share of Preferred Stock, $0.001 par value per share, of the Company (“Preferred Shares”; and, together with the Common Shares, the “Company Shares”) issued and outstanding immediately prior to the Effective Time and not converted into Common Shares at the Effective Time (other than Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares, any Preferred Shares held in the Company’s treasury and any Preferred Shares issued in the name of the Escrow Agent pursuant to Section 1.9) shall be converted into and represent the right to receive a number of shares of Buyer Common Stock equal to (x) the liquidation preference per share, including all accrued dividends thereon, for the applicable class or series to which such Preferred Share belongs divided by (y) the Average Pre-Signing Price.

(ii)   Ten percent (10%) of the shares of Buyer Common Stock issuable to each former holder of Preferred Shares shall be subject to the Escrow Agreement pursuant to Section 1.3(f) (the “Preferred Escrow Shares”).

(iii)  Each share of common stock, $0.001 par value per share, of the Company (“Common Shares”) issued and outstanding immediately prior to the Effective Time (after giving effect to the conversion into Common Shares of all outstanding Preferred Shares that have converted into Common Shares prior to the Closing and excluding any Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares, Common Shares held in the Company’s treasury and any Common Shares issued in the name of the Escrow Agent pursuant to Section 1.9) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of common stock, $0.001 par value per share, of the Buyer (“Buyer Common Stock”) as is equal to the Basic Common Conversion Ratio (as defined below), (the “Basic Shares”), allocated to the Company Stockholders who are holders of Common Shares immediately prior to the Effective Time (including Common Shares issued upon conversion of Preferred Shares immediately prior to the Effective Time), allocated as follows: (x) 0% of the Basic Shares shall be issued to Aaron Cohen, Jay Gould and Caron Kramer and other employees of the Company named on Schedule 1.5(a)(iii) (the “Managing Shareholders”), allocated among them in the percentages set forth on Schedule 1.5(a)(iii), and (y) 100% of the Basic Shares shall be issued to the Company Stockholders holding Common Shares other than the Managing Shareholders (the “Non-Managing Shareholders”), allocated on a pro rata basis according to the amount of Common Shares held by each such Non-Managing Shareholder in proportion to the aggregate amount of Common Shares held by all Non-Managing Shareholders.

The “Basic Common Conversion Ratio” shall be the result obtained by dividing (i) $500,000 by (ii) the number of outstanding Common Shares held by Non-Managing Shareholders immediately prior to the Effective Time (after giving effect to the exchange into Common Shares of all outstanding Preferred Shares and Options that have been converted into or exercised for Common Shares prior to the Closing), and dividing such amount by (iii) the greater of (A) the average of the last reported sale prices per share of the Buyer Common Stock on the NASD OTC Bulletin Board (the “OTCBB”) over the twenty (20) consecutive trading days ending on the trading day that is two (2) trading days prior to the date hereof and (B) if the transactions contemplated by this Agreement are publicly disclosed by Buyer prior to the date of this Agreement, the average of the last reported sale prices per share of the Buyer Common Stock on the OTCBB over the twenty (20) consecutive trading days ending on the trading day that is two (2) trading days prior to such public announcement not to exceed $4.50 per share of Buyer Common Stock, subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of such twenty-day period and the Effective Time (the “Average Pre-Signing Price”).

(iv)   Ten percent (10%) of the Basic Shares issuable to each former holder of Common Shares shall be subject to the Escrow Agreement pursuant to Section 1.3(f) (the “Basic Escrow Shares”).

(v)  In addition to the Basic Shares issuable pursuant to Section 1.5(a)(iii), those Persons holding Common Shares issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares, Common Shares held in the Company’s treasury and any Common Shares issued in the name of the Escrow Agent pursuant to Section 1.9) shall receive, subject to the terms, conditions and restrictions set forth in Schedule 1.5(a)(v), such number of Shares of Buyer Common Stock (the “Subsequent Shares”) as follows: (x) 80% of the Subsequent Shares shall be issued to the Managing Shareholders, allocated as set forth in Schedule 1.5(a)(iii) and (y) 20% of the Subsequent Shares shall be issued to the Non-Managing Shareholders, allocated on a pro rata basis according to the amount of Common Shares held by each such Non-Managing Shareholder in proportion to the aggregate amount of Common Shares held by all Non-Managing Shareholders.

The Basic Shares and the Subsequent Shares shall together be referred to herein as the “Merger Shares.”

(vi)   In addition to being subject to the other restrictions on the Subsequent Shares, the first in time to be issued of the Subsequent Shares, in an amount equal to $1,500,000 divided by the Average Pre-Signing Price, issuable to each former holder of Common Shares shall be subject to the Escrow Agreement pursuant to Section 1.3(f) (the “Subsequent Escrow Shares” and together with the Preferred Escrow Shares and the Basic Escrow Shares, the “Escrow Shares”).

(vii)  Each Company Share held in the Company’s treasury immediately prior to the Effective Time, each Company Share owned beneficially by the Buyer or the Transitory Subsidiary and any Company Shares issued in the name of the Escrow Agent pursuant to Section 1.9 shall be cancelled and retired without payment of any consideration therefor.

(viii)  Each share of common stock, $0.001 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b)  Indebtedness. All indebtedness of the Company evidenced by promissory notes outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of shares of Buyer Common Stock equal to (x) the principal and accrued interest thereon divided by (y) the Average Pre-Signing Price.

1.6  Dissenting Shares.

(a)  For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) and shall be exchangeable solely for the right to receive the applicable Merger Consideration.

(b)  The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.7  Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Company Shares or certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) (“Certificates”), and Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholder. In lieu of any fractional Merger Shares that would have otherwise been issued, each Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the closing price per share of the Buyer Common Stock on the OTCBB on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

1.8  Options and Warrants.

(a)  As of the Effective Time, the Company’s obligations under all unvested options to purchase Common Shares issued by the Company pursuant to the Company’s stock option plan (the “Option Plan”) or otherwise (collectively, “Options”) and the Option Plan, insofar as it relates to Options outstanding under such Plan immediately after the Effective Time, shall be assumed by the Buyer. Immediately after the Effective Time, each unvested Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Basic Common Conversion Ratio (subject to the Lockup Agreement in the form attached hereto as Exhibit C (the “Lockup Agreement”), with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Basic Common Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

(b)  Prior to the Closing Date, the Company shall cause the holders of each vested Option outstanding immediately prior to the Effective Time to exercise for cash or by cashless exercise and in each case in accordance with the Option Plan (or if not issued pursuant to the Option Plan, pursuant to the applicable option agreement) all of his or her vested Options, such vested Options to, accordingly, be cancelled, terminated and extinguished immediately prior to the Effective Time in exchange for the underlying amount of Common Shares. The Company shall in its good faith discretion determine the terms of the cashless exercise provisions to be afforded to the holders of Options if and to the extent that Options do not contain cashless exercise provisions, provided, that such provisions shall be in form and substance agreed by the Buyer.

(c)  As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of non-vested Options that remain outstanding after the Effective Time appropriate notices setting forth such holders’ rights pursuant to such Options, as amended by this Section 1.8, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.8 and such notice).

(d)  The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.8. Within 90 days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the “Securities Act”) with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

(e)  The Company shall cause the termination, as of the Effective Time, of all unexpired and exercisable common stock purchase warrants issued by the Company prior to the Closing (the “Warrants”) which remain unexercised immediately prior to the Effective Time.

(f)  The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the amendment (in the case of Options) or termination (in the case of Warrants) of such Option or Warrant pursuant to this Section 1.8 (unless such consent is not required under the terms of the Option Plan or other applicable agreement, instrument or Option grant).

1.9  Escrow.

(a)  On the Closing Date, the Buyer shall deliver to the Escrow Agent stock certificates (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares for the purpose of securing the indemnification obligations of the Indemnifying Stockholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b)  The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representative.

(c)  Within five (5) days of the date hereof, the Buyer shall deliver to the Escrow Agent $1,500,000 in cash to secure Buyers obligations pursuant to Article VII.

(d)  Within five (5) days of the date hereof, the Company shall deliver to the Escrow Agent $1,750,000 in cash or, a certificate for Company Shares (issued in the name of the Escrow Agent or its nominee) in an amount equal to seven and one-half percent (7.5%) of the then-issued and outstanding shares of capital stock of the Company to secure the Company’s obligations in the event of a termination by the Buyer or the Company pursuant to Article VII.

1.10  Certificate of Incorporation and By-laws.

(a)  The Certificate of Incorporation of the Transitory Subsidiary shall continue as the Certificate of Incorporation of the Surviving Corporation following the Effective Time.

(b)  The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time.

1.11  No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.12  Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

1.13  Basic Shares. In the event that at any time, or from time to time, Basic Shares in excess of those issued at Closing become issuable pursuant to the terms of this Agreement, the Buyer shall promptly issue certificates for such Basic Shares and deliver such certificates to the Company Stockholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the following executive officers of the Company: Aaron Cohen and Jason Gould.

2.1  Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company and the Subsidiaries (as defined below), taken as a whole, excluding any changes, events or effects that are attributable to: (i) conditions that materially and adversely affect the general worldwide economy; (ii) conditions that materially and adversely affect the industry in which the Company and the Subsidiaries operate; (iii) any effect arising out of or attributable to the public announcement of the transactions contemplated by this Agreement or (iv) any effect arising out of or attributable to any action taken or failed to be taken by the Company or any of its Subsidiaries at the written request of Buyer or the Transitory Subsidiary.

2.2  Capitalization. The capital stock of the Company authorized, issued and outstanding, on a fully-diluted basis, is set forth in Section 2.2 of the Disclosure Schedule. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each stockholder and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (ii) all outstanding Options and Warrants, indicating (A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

2.3  Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the “Requisite Stockholder Approval”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the “Equitable Exceptions”).

2.4  Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or the charter, By-laws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any material: order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5  Subsidiaries.

(a)  Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “Subsidiary” and, collectively, the “Subsidiaries”); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)  Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, By-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, By-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c)  The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

2.6  Financial Statements. The Company has provided to the Buyer (a) the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for each of the last three fiscal years; and (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows as of and for the nine months ended as of September 30, 2006 (the “Most Recent Balance Sheet Date”). Such financial statements (collectively, the “Financial Statements”) have been prepared on an accrual basis and on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

2.7  Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.8  Undisclosed Liabilities. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6 (the “Most Recent Balance Sheet”), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by United States generally accepted accounting principles (“GAAP”) to be reflected on a balance sheet.

2.9  Tax Matters.

(a)  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)  “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(iii)  “Affiliated Group” means a group of corporations with which the Company or any Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

(iv)  “Affiliated Period” means any period in which the Company or a Subsidiary was a member of an Affiliated Group.

(b)  Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c)  The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary prior to the Effective Time. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service (“IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(c) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d)  Neither the Company nor any Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) except as set forth on Section 2.9(d) of the Disclosure Schedule, has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e)  None of the assets of the Company or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f)  Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(g)  No state or federal “net operating loss” or any capital losses or credits of the Company or any Subsidiary determined as of the period underlying any Tax Return of the Company prior to the Closing Date is subject to limitation on its use pursuant to the Code or Treasury Regulations thereunder (including without limitation Section 382 of the Code) or relevant provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law or any other change in the ownership of stock of the Company or any Subsidiary occurring prior to the Closing Date.

(h)  Neither the Company nor any Subsidiary has at any time participated in any "reportable transaction" within the meaning of Treasury Regulation Sections 1.6011-(b), made any disclosure or protective disclosure pursuant to section 6011 of the Code or the Treasury Regulations thereunder, or received any communication from the IRS or any state or local taxing authority with respect to any transaction which the IRS or any such state or local taxing authority has asserted is or may be a "reportable transaction."

2.10  Assets. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Each such material tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.

2.11  Owned Real Property. Neither the Company nor any Subsidiary or any of their respective predecessor entities owns, or at any time owned, any real property.

2.12  Real Property Leases. Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule:

(a)  the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)  the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)  neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease;

(d)  neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)  the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

2.13  Intellectual Property.

(a)  Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property (as defined below) necessary (i) to provide the services provided by the Company or the Subsidiaries to other parties, (together, the “Customer Deliverables”) and (ii) to operate the internal systems of the Company or the Subsidiaries that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to the Company or the Subsidiaries and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “Company Intellectual Property”). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or the appropriate Subsidiary has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company, except for the works of authorship uploaded by the Company’s users to the websites hosted by the Company or in the course of services provided by the Company and works that are the subject of alleged copyright infringement as alleged in the Record Label Litigation (as defined in Section 2.18), (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company or a Subsidiary (except pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), (b) no Company Intellectual Property infringes the rights of any other Person, and (c) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary.

(b)  None of the Customer Deliverables, or the marketing, distribution, provision or use thereof by the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof by the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

(c)  Section 2.13(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

(d)  Section 2.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses).

(e)  Neither the Company nor any Subsidiary has disclosed the source code for any of the software owned by the Company or a Subsidiary (the “Software”) or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.13(e) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

(f)  All of the copyrightable materials (including Software) except for works of authorship uploaded to any Company websites by the Company’s users thereof in the course of using the Company’s websites or other services (“Customer Provided Content”) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary. No portion of such copyrightable materials was jointly developed with any third party.

(g)  To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

2.14  Contracts.

(a)  Section 2.14(a) of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(i)  any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than one year;

(ii)  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $10,000, or (C) in which the Company or any Subsidiary has granted licensing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or services or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)  any agreement establishing a partnership or joint venture;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capital lease obligations but not including trade payables incurred in the Ordinary Course of Business) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)  any agreement by which the Company is bound by any noncompetition or nondisclosure covenant other than nondisclosure agreements entered into in the Ordinary Course of Business;

(vi)  any employment or consulting agreement between the Company or any Subsidiary and any employee or consultant;

(vii)  any material agreement involving any current officer, director or stockholder of the Company or any affiliate (an “Affiliate”), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), thereof not otherwise disclosed pursuant to this Section 2.14;

(viii)  any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(ix)  any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(x)  any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

(b)  The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in material breach or material violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such contract.

2.15  Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

2.16  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

2.17  Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

2.18  Litigation. Other than the Copyright infringement lawsuits described as UMG Recordings, Inc., et al v. Bolt, Inc., et al, USDC Case No. CV06-Q6577-AHM, pending in the Federal District Court for the Central District of California and all comparable claims that may be made by any major or independent record labels or publishers (together, the “Record Label Litigation”) and Net.Present.com, Inc. v. Bolt, Inc., pending in the Superior Court o the State of California (the “Zeocast Litigation”), as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator which is pending or has been threatened in writing against the Company or any Subsidiary (a “Legal Proceeding”) which (a) seeks either damages in excess of $10,000 or equitable relief, (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (c) if determined adversely to the Company or such Subsidiary, would have, individually or in the aggregate, a Company Material Adverse Effect.

2.19  Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.19 of the Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

2.20  Employees.

(a)  Section 2.20(a) of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Section 2.20(a) of the Disclosure Schedule contains a list of all current and past employees of the Company or any Subsidiary who are a party to non-competition, confidentiality and/or assignments of inventions agreements with the Company or any Subsidiary; copies of such agreements have previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

(b)  Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

2.21  Employee Benefits.

(a)  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation or other benefits.

(ii)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)  “ERISA Affiliate” means any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b)  Section 2.21(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last three plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the IRS or to the United States Department of Labor have been duly submitted.

(c)  There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(d)  Except for Employee Benefit Plans using prototype or other plan documents which are pre-approved by the IRS, all the Employee Benefit Plans listed on Section 2.21(b) of the Disclosure Schedule that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Section 501(a) of the Code, no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. All of the Employee Benefit Plans listed on Section 2.21(b) of the Disclosure Schedule that are intended to be qualified under Section 401(a) of the Code, and that have not received determination letters from the IRS, use plan and trust documents that have been pre-approved by the IRS, evidenced by the IRS’s issuance of an opinion letter to the sponsor of such plan and trust documents. Copies of each such determination letter and opinion letter have previously been delivered to the Buyer. Each Employee Benefit Plan listed on Section 2.21(b) of the Disclosure Schedule which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)  Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)  At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)  There are no material unfunded obligations under any Employee Benefit Plan listed on Section 2.21(b) of the Disclosure Schedule providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding severance benefits identified in Section 2.21(g) of the Disclosure Schedule, continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan listed on Section 2.21(b) of the Disclosure Schedule which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h)  To the knowledge of the Company, no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan listed on Section 2.21(b) of the Disclosure Schedule that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any such Employee Benefit Plan.

(i)  No Employee Benefit Plan listed on Section 2.21(b) of the Disclosure Schedule is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)  Each Employee Benefit Plan listed on Section 2.21(b) of the Disclosure Schedule may be amended or terminated by the Company or by a Subsidiary or an ERISA Affiliate, as the case may be, at any time without liability, except as set forth in such plan and described in Section 2.21(j) of the Disclosure Schedule or as required by law, to the Company or any Subsidiary or ERISA Affiliate as a result thereof and no summary plan description or other written communication distributed generally to employees with respect to any such Employee Benefit Plan by its terms prohibits the Company, any Subsidiary or any ERISA Affiliate from amending or terminating such Employee Benefit Plan.

(k)  Section 2.21(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or other Employee Benefit Plan listed on Section 2.21(b) of the Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l)  Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of December 31, 2006.

2.22  Environmental Matters.

(a)  Except as would have a Company Material Adverse Effect, each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b)  To the knowledge of the Company, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. With respect to any such releases of Materials of Environmental Concern, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement, “Materials of Environmental Concern” means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

(c)  Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(d)  The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

2.23  Legal Compliance. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.24  Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product to the Company or a Subsidiary. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. No purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

2.25  Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.26  Certain Business Relationships With Affiliates. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Financial Statements.

2.27  Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than the fees payable to Savvian, LLC.

2.28  Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.29  Certain Business Practices . To the Company’s knowledge, neither the Company, nor any Subsidiary, nor any director, officer, agent or employee of the Company or any Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 to the extent applicable to the Company or any Subsidiary or (iii) made any other unlawful payment. Neither the Company, nor any Subsidiary, nor any director, officer, agent or employee of the Company or any Subsidiary (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any Subsidiary or assist the Company or any Subsidiary in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Company or any Subsidiary, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company or any Subsidiary or that could reasonably be expected to subject the Company to penalty in any private or governmental litigation or proceeding. To the knowledge of Company, there is no material violation of the laundering statutes of the States in which the Company or the Subsidiaries do business, applicable to the Company’s business, and the Laws of the United States applicable to the Company’s business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) that are applicable to the Company’s business, and no criminal or material civil Action involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

2.30  Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows (such representations and warranties being made to and for the benefit of the Company and the Indemnifying Stockholders (as defined in Section 6.1) only and not for the benefit of any other Person, and no other Person may rely on the accuracy of the foregoing representations and warranties for any purpose whatsoever):

3.1  Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, “Buyer Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Buyer and its subsidiaries, taken as a whole. The Buyer is not a shell company as defined in Rule 12b-2 under the Exchange Act.

3.2  Capitalization.

(a)  The authorized and outstanding capital stock of the Buyer (on a fully diluted basis) is set forth on Section 3.2(a) of the Disclosure Schedule. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than as set forth in the previous sentence and other than securities issuable pursuant to the transactions contemplated by this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Buyer is a party or bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of capital stock or other voting securities of Buyer or obligating Buyer to issue, grant, extend or enter into any agreement to issue, deliver or sell any such capital stock or securities.

(b)  Neither Buyer nor any Subsidiary of Buyer is subject to any obligation or requirement to provide material funds for or to make any material investment (in the form of a loan or capital contribution) in any Person (other than to or in the Buyer or any of its Subsidiaries). There are no accrued or unpaid dividends with respect to any issued and outstanding shares of any class or series of capital stock of Buyer. There are no bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Buyer may vote. Except for pursuant to the Registration Rights Agreement dated as of October 27, 2006, no Person has the right to require Buyer to register any capital stock under the Securities Act.

(c)  All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(d)  The issuance of the Merger Shares is exempt from the registration requirements of the Securities Act.

3.3  Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

3.4  Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

3.5  SEC Filings.

(a)  As of their respective filing dates, all of the forms, reports and documents filed by Buyer with the U.S. Securities and Exchange Commission (“SEC”) on or after October 31, 2006 (collectively, the “Buyer SEC Filings”) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of Buyer SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in each case except to the extent corrected by a subsequent Buyer SEC Filing. The financial statements of Buyer included in Buyer SEC Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Between October 31, 2006 and the date of this Agreement, Buyer has not incurred any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business.

(b)  The management of Buyer has established and maintains disclosure controls and procedures (as defined in 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure. Buyer has complied with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or under the Exchange Act. Each Buyer SEC Filing that was required to be accompanied by a certification required to be filed or submitted by the Company’s principal executive officer or the Company’s principal financial officer was accompanied by such certification and at the time of filing such certification was, to the knowledge of the Company, true and accurate.

3.6  Financial Statements. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer SEC Filings (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

3.7  Undisclosed Liabilities. Buyer and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, in each case of a nature required by GAAP to be reflected on a consolidated balance sheet of Buyer, other than: (i) liabilities reflected or reserved against on the balance sheet contained in Buyer’s Form 8-K filed with the SEC on October 31, 2006; (ii) liabilities or obligations incurred since October 31, 2006 in the Ordinary Course of Business consistent in all material respects with past practice; and (iii) liabilities or obligations that would not reasonably be expected to have a Buyer Material Adverse Effect.

3.8  Solvency. As of and immediately following the Effective Time, (a) Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own assets having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due, and (b) Buyer and the Surviving Corporation shall have reasonably adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Merger and the other transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Surviving Corporation.

3.9  Financing. At the Closing, Buyer and the Transitory Subsidiary will have sufficient funds to consummate the Merger.

3.10  Subsidiaries. Each of the Subsidiaries of Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. The Transitory Subsidiary was formed solely to effectuate the Merger. Buyer has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Buyer. The Transitory Subsidiary has no assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Transitory Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Transitory Subsidiary is owned by Buyer free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Buyer or the Transitory Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Buyer. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Transitory Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Transitory Subsidiary.

3.11  Absence of Material Adverse Change. Since the date of the Buyer SEC Filings, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

3.12  Intellectual Property.

(a)  The Buyer owns or has the right to use all Intellectual Property necessary (i) to provide the services provided by the Buyer to other parties (together, the “Buyer Deliverables”) and (ii) to operate the Internal Systems of the Buyer; the Intellectual Property owned by or licensed to the Buyer and incorporated in or underlying the Buyer Deliverables or the Buyer’s Internal Systems is referred to herein as the “Buyer Intellectual Property”). Each item of Buyer Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Buyer has taken all reasonable measures to protect the proprietary nature of each item of Buyer Intellectual Property. To the knowledge o the Buyer, except for the works of authorship uploaded by the Buyer’s users to the websites hosted by the Buyer or in the course of services provided by the Buyer and works that may be alleged to be infringed by the Buyer on facts analogous to those alleged in the Record Label Litigation (a) no other person or entity has any rights to any of the Buyer Intellectual Property owned by the Buyer (except pursuant to agreements or licenses specified in Section 3.12(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Buyer Intellectual Property.

(b)  None of the Buyer Deliverables, or the marketing, distribution, provision or use thereof by the Buyer, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Buyer, none of the Internal Systems, or the use thereof by the Buyer, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 3.12(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, other than made available in the Buyer SEC Filings, received by the Buyer alleging any such infringement, violation or misappropriation; and the Buyer has provided or, through the Buyer SEC Filings, made available to the Company complete and accurate copies of all written documentation in the possession of the Buyer or any Subsidiary relating to any such complaint, claim, notice or threat. The Buyer has provided or, through the Buyer SEC Filings, made available to the Company complete and accurate copies of all written documentation in the Buyer’s possession relating to claims or disputes known to the Buyer concerning any Buyer Intellectual Property.

(c)  Section 3.12(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) not made available in the Buyer SEC Filings pursuant to which the Buyer has licensed, distributed or otherwise granted any rights to any third party with respect to, any Buyer Intellectual Property.

(d)  Section 3.12(d) of the Disclosure Schedule identifies each item of Buyer Intellectual Property not made available in the Buyer SEC Filings that is owned by a party other than the Buyer, and the license or agreement pursuant to which the Buyer uses it (excluding off the shelf software programs licensed by the Buyer pursuant to “shrink wrap” licenses).

(e)  The Buyer has not disclosed the source code for any of the software owned by the Buyer (the “Buyer Software”) or other confidential information constituting, embodied in or pertaining to the Buyer Software to any person or entity, except pursuant to the agreements listed in Section 3.12(e) of the Disclosure Schedule or made available in the Buyer SEC Filings, and the Buyer has taken reasonable measure to prevent disclosure of such source code.

(f)  All of the copyrightable materials (including Buyer Software) except for Buyer Provided Content (works of authorship uploaded by Buyer’s customers in the course of using the services provided by Buyer) incorporated in or bundled with the Buyer Deliverables have been created by employees of the Buyer within the scope of their employment by the Buyer or by independent contractors of the Buyer who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Buyer. No portion of such copyrightable materials was jointly developed with any third party.

(g)  To the knowledge of the Buyer, the Buyer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

3.13  Litigation. Except as disclosed in the Buyer SEC Filings, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.14  Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

3.15  Brokers’ Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.16  No Buyer Vote Required. No vote or other action of the stockholders of Buyer is required by the laws of the state of Nevada, the organizational documents of Buyer or otherwise in order for Buyer to consummate the transactions contemplated by this Agreement.

3.17  Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV
COVENANTS

4.1  Closing Efforts; Company Financial Statements.

(a)  Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date, (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied, (iii) the Buyer’s preparation of consolidated pro forma financial statements by the Buyer’s independent accountants, the Buyer, the Company and the Subsidiaries are prepared in an accurate, complete and timely fashion and in accordance with GAAP, including without limitation the assistance of Company’s management and employees with regard to providing records, information and all other assistance requested by Buyer in a responsive manner so as to facilitate the expeditions preparation of such financial statements and (iv) the Merger qualifies as a “plan of reorganization” under Section 368(a) of the Code (including making any amendments to this Agreement as may be advisable in the view of tax counsel to Buyer and the Company).

(b)  The Company shall use its Reasonable Best Efforts to assist Buyer and auditors selected by the Buyer in the preparation and delivery to the Buyer the following (1) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows as of and for the twelve months ended as of December 31, 2006 and (2) a reconciliation statement with respect to the Company’s Financial Statements and the December 31, 2006 financial statements referred to the in the foregoing clause (1) identifying in reasonable detail all material differences between the manner as presented and the manner as if presented in accordance with GAAP. The Company shall also use its Reasonable Best Efforts to assist Buyer and auditors selected by the Buyer in the conduct of an audit of the financial statements of the Company for prior periods, with a view towards preparing combined, consolidated audited financial statements of Buyer and the Company on a pro forma basis. Fees payable to third parties by the Company or the Buyer for audit services and other professional services performed in connection with the preparation of financial statements and reconciliation pursuant to this Section 4.1(b) shall be at the Buyer’s sole expense.

(c)  Notwithstanding the foregoing or any other thing in this Agreement to the contrary, Buyer shall have the right to terminate this Agreement and the transactions contemplated hereby in its sole discretion if a settlement agreement upon terms and conditions reasonably satisfactory to the Buyer of the litigation pending in the United States District Court for the Central District of California, entitled UMG Recordings, Inc., et al v. Bolt, Inc., et al, CV 06-06577 has not been entered into and delivered by UMG Recordings, Inc. and the Company on or before the date that is five (5) days from the date of this Agreement.

4.2  Governmental and Third-Party Notices and Consents.

(a)  Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)  The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.

4.3  Stockholder Approval.

(a)  The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders a written proxy or information statement (the “Disclosure Statement”) which includes (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Indemnification Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (B) all of the information required by Rule 502(b)(2) of Regulation D under the Securities Act and (C) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld or delayed). If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

(b)  The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if:

(i)  the Company receives an unsolicited bona fide written offer to acquire (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) all of the outstanding capital stock or all or substantially all of the assets of the Company, which satisfies each of the following conditions (such an offer being referred to herein as a “Superior Offer”): (A) such offer is subject only to customary conditions (which may include the termination of this Agreement, but which may not include any financing condition), (B) the Board of Directors of the Company reasonably concludes, after consultation with its outside legal counsel and its financial advisors, that such offer would likely be consummated if the Company were to accept it, and (C) the Board of Directors of the Company reasonably concludes, after consultation with its financial advisors, that such offer would, if consummated, constitute a transaction which is more favorable, from a financial point of view, to the stockholders of the Company than the Merger; and

(ii)  the Board of Directors of the Company reasonably concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law permit it to accept the Superior Offer, provided that such conclusion shall be supported by and consistent with a comparative valuation report prepared by the Company’s financial advisor and presented to the Company’s Board of Directors prior to the determination of whether to accept a Superior Offer, which report shall set forth such financial advisor’s evaluation of the Superior Offer versus the transaction contemplated by this Agreement.

(c)  The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(d)  The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.4  Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer:

(a)  issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants;

(b)  split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)  create, incur or assume any indebtedness (including obligations in respect of capital leases but not including trade payables incurred in the Ordinary Course of Business); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)  enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except for (1) amendments to an Employee Benefit Plan listed on Section 2.21(b) of the Disclosure Schedule which are required by law, (2) normal compensation increases in the ordinary course of business and (3) existing payment obligations listed in Section 2.20 of the Disclosure Schedule;

(e)  acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than acquisitions, sales, leases, licenses and dispositions of assets or property in the Ordinary Course of Business;

(f)  mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)  discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)  amend its charter, by-laws or other organizational documents;

(i)  change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)  enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k)  make or commit to make any capital expenditure in excess of $50,000 per item or $100,000 in the aggregate;

(l)  institute or settle any Legal Proceeding including without limitation making any offers of settlement thereof, including offers of settlement to Sony, BMG Entertainment, Warner Music Group, Universal Music Group, and EMI Recorded Music (each a “Major Record Label” and collectively the Major Record Labels”) and any independent record label, in each case in connection with the Record Label Litigation, it being acknowledged and agreed that any settlement offer(s) or agreement(s) regarding the Record Label Litigation shall only be made with the prior approval of the Buyer;

(m)  take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(n)  agree in writing or otherwise to take any of the foregoing actions.

4.5  Access to Information.

(a)  The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

(b)  Prior to or on the date of this Agreement (with respect to the month ended December 31, 2006) and within 15 days after the end of each month ending prior to the Closing, beginning with February 15, 2007 (with respect to the month ended January 31, 2007), the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

(c)  Each of the Buyer and the Transitory Subsidiary (i) shall treat and hold as confidential any Confidential Information (as defined below), (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information of the Company or any Subsidiary that is furnished in writing to the Buyer or the Transitory Subsidiary by the Company or any Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Buyer or the Transitory Subsidiary, (C) which the Buyer or the Transitory Subsidiary knew or to which the Buyer or the Transitory Subsidiary had access prior to disclosure or (D) which the Buyer or the Transitory Subsidiary rightfully obtains from a source other than the Company or a Subsidiary.

4.6  Exclusivity.

(a)  The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. Notwithstanding the foregoing, prior to the obtaining of the Requisite Stockholder Approval, the Company may furnish non-public information concerning the business, properties or assets of the Company, a Subsidiary or a division of the Company to another party, and may engage in discussions or negotiations with such party, if (x) the Company receives a Superior Offer from such party, (y) the Company first executes with such party a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement between the Buyer and the Company dated December 1, 2006 and (z) the Board of Directors of the Company reasonably concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law permit the Company to do so.

(b)  The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer. If the Company makes a determination under the final sentence of paragraph (a) above that it is permitted to furnish non-public information and/or engage in discussions or negotiations with another party, the Company shall, within one business day after such determination, notify the Buyer in writing of such determination and the basis therefor, and shall keep the Buyer informed, on a current basis, of the status of such discussions or negotiations and the terms being discussed or negotiated.

4.7  Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses and the fees and expenses of each Party’s own financial advisors and investment bankers) incurred in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”). Notwithstanding the foregoing, prior to the Closing, the Company will provide to Buyer an itemized and complete list (the “Transaction Expenses List”) of all Transaction Expenses incurred or to be incurred by the Company prior to or in connection with the Closing. Any of the Company’s Transaction Expenses that were not paid by the Company prior to the Closing shall be paid by the Buyer or the Surviving Corporation to the extent that such Transaction Expenses do not exceed $250,000. In the event that the Company’s Transaction Expenses that were not paid by the Company prior to the Closing exceed $250,000 (such expenses, “Excess Transaction Expenses”), then such Excess Transaction Expenses shall be paid by Buyer or the Surviving Corporation and Buyer shall have the right to be reimbursed by the Escrow Agent from the Escrow Fund on a dollar-for-dollar basis. In addition, notwithstanding anything herein to the contrary, Buyer shall not be responsible for (i) any fees, costs, expenses or other obligations or liabilities of the Major Stockholders, the Management Shareholders or any other of the Company Stockholders or (ii) any fees, costs, expenses or other obligations or liabilities of the Company incurred in connection with the Merger except those that are solely and directly related to the Merger within the meaning of Revenue Ruling 73-54. Schedule 4.7 sets forth the Company’s good faith estimate of the Transaction Expenses by vendor, category and amount. Notwithstanding any other provision of this Agreement, the fees and expenses of counsel with respect to the Record Label Litigation shall be deemed to be Transaction Expenses. At the Closing, the Buyer shall issue to Savvian, LLC a number of shares of Buyer Common Stock equal to $750,000 divided by (y) the Average Pre-Signing Price and shall issue additional shares of Buyer Common Stock to Savvian, LLC in accordance with Schedule 1.5(a)(v).

4.8  Directors and Officers Insurance; Indemnification.

(a)  Buyer shall purchase, to the extent commercially available at a cost per annum to the Buyer of not greater than $50,000, “prior acts” coverage, for a term of not less than six (6) years, for the benefit of present and former officers and directors of the Company in respect to any claim asserted against such officers and directors, or any of them, arising from acts or omissions in their capacity as officers and/or directors of the Company occurring prior to the Effective Time.

(b)  Until the sixth (6th) anniversary of the Closing Date, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Buyer shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and Bylaws of the Buyer.

(c)  The provisions of this Section 4.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers, or, if such person has died, his or her estate.

4.9  Listing of Merger Shares. Buyer shall take whatever steps are necessary to cause the Merger Shares to be eligible for quotation on the OTCBB.

4.10  Securities Filings. Buyer shall make, within the specified time periods, all required filings with respect to the Merger Shares with the SEC and state securities agencies including, without limitation, filing of Form D with the SEC.

4.11  Employee Benefits Obligation of Buyer. For purposes of determining eligibility, vesting and benefit accruals under the employee benefit plans of Buyer or the Surviving Corporation to individuals employed by the Company Immediately prior to the Closing Date who continue their employment with the Surviving Corporation or any of its subsidiaries on and after the Closing Date (each, a “Continuing Employee” and such employee benefit plans, the “Buyer Benefit Plans”), Buyer shall credit, or cause to be credited, each Continuing Employee with his or her years of service with the Company, its Subsidiaries that are ERISA Affiliates, and any predecessor entities, to the same extent as such Continuing Employee was entitled to credit for such service under any Employee Benefit Plan maintained immediately prior to the Closing Date by the Company or any ERISA Affiliate, except that Continuing Employees shall receive no such credit (i) to the extent that such credit would result in a duplication of benefits or (ii) under any newly-established Buyer Benefit Plan for which similarly-situated employees of Buyer do not receive credited service. The Buyer Benefit Plans that are “group health plans” (within the meaning of Section 5000(b)(1) of the Code), shall not deny Continuing Employees coverage under the Buyer Benefit Plans that are “group health plans” (within the meaning of Section 5000(b)(1) of the Code) on the basis of pre-existing conditions and shall credit such Continuing Employees (and their dependents) for any deductibles and out-of-pocket expenses paid under the Employee Benefit Plans maintained by the Company or any ERISA Affiliate in the year of initial participation in the applicable Buyer Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code). The Buyer shall satisfy or cause to be satisfied and be fully responsible for any and all COBRA obligations that arise with respect to any “M&A Beneficiary” (as such term is defined in as defined in Treasury Regulation Section 54.4980B-9, Q&A 4).

4.12  Preparation of Securities Disclosures. If prior to the Closing Date the Buyer determines to prepare or distribute any offering materials including disclosures pertaining to the Company then the Buyer shall involve the Company to the extent it deems necessary to prepare such materials and shall keep the Company reasonably informed regarding the status or progress of any such transaction, and the Company shall provide all reasonable assistance related thereto to the Buyer and its accountants, auditors, attorneys, financial advisors and/or other professional service providers of the Buyer.

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER

5.1  Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction, on or prior to the Termination Date, of the following condition:

(a)  this Agreement and the Merger shall have received the Requisite Stockholder Approval.

5.2  Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer), on or prior to the Termination Date, of the following additional conditions:

(a)  the number of Dissenting Shares shall not exceed 10% of the number of outstanding Common Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

(b)  the Company and the Subsidiaries shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or the Subsidiaries, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)  the representations and warranties of the Company shall have been true and correct as of the date of the Agreement and shall be true and correct as of the Closing Date, except with respect to representations and warranties made as of a particular date which shall be true and correct on and as of such date, except, in each case, where the failure to be so true and correct has not had and would not reasonably be expected to, individually or collectively, have a Company Material Adverse Effect, provided that for purposes of the foregoing, neither (1) the existence of any conflict, breach, default, acceleration or right in contravention of Section 2.4(c) that does not itself constitute a Company Material Adverse Effect nor (2) the existence of or facts underlying the Record Label Litigation or the Zeocast Litigation shall not be construed as a Company Material Adverse Effect for purposes of this Section 5.2(c);

(d)  the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except where the failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(e)  no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause the Merger to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, provided that for purposes of this Section 5.2(e), neither (1) the existence of or facts underlying the Record Label Litigation nor (2) the Zeocast Litigation shall be construed as a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)  the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of this Section 5.2 is satisfied in all material respects;

(g)  each of the Company Stockholders (other than holders of Dissenting Shares) shall have executed and delivered to the Buyer a counterpart of the Lockup Agreement;

(h)  the Buyer shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit F attached hereto, in a form to be reasonably agreed by the Buyer and counsel to the Company, addressed to the Buyer and dated as of the Closing Date;

(i)  the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

(j)  the Buyer, the Surviving Corporation and each of the Managing Shareholders shall have entered into employment agreements containing non-disclosure, non-compete obligations, and assignment of invention agreements reasonably acceptable to the Buyer and such individuals.

(k)  the Company and each Company Stockholder shall have entered into an agreement in form and substance reasonably satisfactory to the Buyer providing for an acknowledgment by each Company Stockholder of the amount of shares held by it, an acknowledgment as to the Merger and the Merger Shares to be issuable to such Company Stockholder hereunder and a release of the Company and its Subsidiaries and affiliates for any and all causes of action accrued prior to the effective time.

5.3  Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction on or prior to the Termination Date, of the following additional conditions:

(a)  the Merger Shares shall have been authorized for quotation on the OTCBB upon official notice of issuance;

(b)  the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer , except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)  the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are not so qualified (other than those set forth in Section 3.1 and Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(d)  each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e)  no Legal Proceeding shall be pending or threatened (other than with respect to the Record Label Litigation or the Zeocast Litigation) wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)  the Buyer shall have delivered to the Company a certificate (the “Buyer Certificate”) to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer) of this Section 5.3 is satisfied in all respects;

(g)  the Buyer shall have executed and delivered to the Company and the Company Stockholders a Registration Rights Agreement in the form of Exhibit G;

(h)  the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in Exhibit H attached hereto, in a form to be reasonably agreed by the Company and counsel to the Buyer, addressed to the Company and dated as of the Closing Date; and

(i)  the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI
INDEMNIFICATION

6.1  Indemnification by the Company Stockholders. The holders of Company Shares immediately prior to the Effective Time (the “Indemnifying Stockholders”) shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)  any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

(b)  any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests; or

(c)  any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

6.2  Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate.

6.3  Indemnification Claims.

(a)  A party entitled, or seeking to assert rights, to indemnification under this Article VI (an “Indemnified Party”) shall give written notification to the party from whom indemnification is sought (an “Indemnifying Party”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Damages for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b)  In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a “Claim Notice”) to the Indemnifying Party which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)  Within 20 days after delivery of a Claim Notice, or such shorter period as may be necessitated by the nature and timing of the suit or proceeding, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to fifty percent (50%) of the Agreed Amount) of Escrow Shares or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”). For purposes of this Article VI, the “Value” of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the closing price per share of the Buyer Common Stock on the OTCBB on the Closing Date (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the Closing Date), multiplied by the number of such Escrow Shares.

(d)  During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to the distribution of Escrow Shares equal to the Value of the Claim determined by in accordance with the resolution of the Dispute (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)  Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

6.4  Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and shall expire on the date that is thirteen (13) months following the Closing, provided that those representations and warranties pertaining to Company’s Taxes set forth in Section 2.9 shall expire on the date that is thirty (30) days following the third (3rd) anniversary of the date of Filing of the related Tax Return (or, if applicable, the date of any voluntary extension to the applicable statute of limitations that the Surviving Corporation may grant). If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

6.5  Limitations.

(a)  Notwithstanding anything to the contrary herein but subject to Sections 6.5(c) and 6.5(d), (i) the aggregate liability of the Indemnifying Stockholders for Damages under this Article VI shall not exceed the amount of the Escrow Fund, and (ii) the Indemnifying Stockholders shall not be liable under this Article VI unless and until (x) any individual Damage incurred by Buyer exceeds exceed $10,000 and (y) the aggregate Damages incurred by Buyer exceeds the sum of $250,000 (the “Stockholder Deductible Amount”), at which point the Indemnifying Stockholders shall become liable for the aggregate Damages equal to the Stockholder Deductible Amount plus the Damages in excess of the Stockholder Deductible Amount;

(b)  Notwithstanding anything to the contrary herein but subject to Section 6.5(c), (i) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed $2,500,000, and (ii) Buyer shall not be liable under this Article VI unless and until (x) any individual Damage incurred by the Indemnifying Stockholders exceeds exceed $10,000 and (y) the aggregate Damages incurred by the Indemnifying Stockholders exceeds the sum of $250,000 (the “Buyer Deductible Amount”), at which point the Buyer shall become liable for the aggregate Damages equal to the Buyer Deductible Amount plus the Damages in excess of the Buyer Deductible Amount;

(c)  The limitations set forth in clauses (a)(ii) and (b)(ii) above shall not apply to (A) a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.13, 2.18 or 2.23 (or the portion of the Company Certificate relating thereto) or to a breach of the covenants set forth in Section 4.7, (B) a claim pursuant to Section 6.2 relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2, or 3.3 (or the portion of the Buyer Certificate relating thereto) or (C) a claim with respect to Excess Transaction Expenses. For purposes solely of this Article VI, all representations and warranties of the Company in Article II and all representations and warranties of the Buyer and the Transitory Subsidiary in Article III shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” and “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(d)  The Indemnifying Stockholders shall have no liability for Damages arising from or based upon the facts alleged in the Record Label Litigation.

(e)  The Escrow Fund shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI. Any Damages that are satisfied out of the Escrow Fund shall be satisfied by the delivery of the Escrow Shares to Buyer in accordance with this Article VI and the Escrow Agreement.

(f)  Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(g)  No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(h)  The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by such Indemnified Party or an Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier, and each Indemnified Party shall be required to submit all matters underlying an indemnity claim to all applicable insurance carriers prior to making a claim pursuant to this Article VI and (ii) the amount of any tax savings actually realized by such Indemnified Party or an Affiliate which are attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages.

6.6  Indemnification Representative.

(a)  Upon the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Indemnifying Stockholders, and without further act of any Indemnifying Stockholder, John Davis shall be appointed as the Indemnification Representative hereunder to give and receive notices and communications, to authorize payment to Buyer in any case where the Buyer is the Indemnified Party from the Escrow Fund in satisfaction of Damages in any case where the Buyer is the Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Damages, to receive payments on behalf of the Indemnifying Stockholders due and owing pursuant to this Agreement and acknowledge receipt thereof, to waive any breach or default of Buyer or Transitory Subsidiary under this Agreement following the Effective Time, to receive service of process on behalf of the Indemnifying Stockholders and in connection with any claims under this Agreement or any related document or instrument, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Indemnification Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Stockholders from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that the Indemnification Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Indemnification Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Indemnification Representative, and the Indemnification Representative shall not receive any compensation for its services. Notices or communications to or from the Indemnification Representative shall constitute notice to or from the Indemnifying Stockholders.

(b)  The Indemnification Representative shall not be liable for any act done or omitted without gross negligence and or bad faith hereunder as Indemnification Representative. Pursuant to the following sentence, and to the fullest extent permitted by applicable Law, the Indemnifying Stockholders shall be, severally based on such Indemnifying Stockholder’s pro rata share of the Merger Consideration and not jointly, obligated to indemnify the Indemnification Representative and hold the Indemnification Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Indemnification Representative and arising out of or in connection with the acceptance or administration of the Indemnification Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Indemnification Representative. At the time of distribution to the Company Stockholders of any proceeds remaining in the Escrow Fund, the Indemnification Representative shall be entitled to deduct and withhold from the portion of the Escrow Fund included in such distribution to pay and reimburse fees and expenses of third parties incurred or expected to be incurred in connection with its role as Indemnification Representative pursuant to this Agreement to the extent that the Indemnification Representative Reserve would be insufficient to pay and reimburse fees and expenses of third parties.

(c)  The grant of authority provided for in this Section 6.6: (i) is coupled with an interest and is being granted, in part, as an inducement to Buyer and Transitory Subsidiary to enter into this Agreement and the Escrow Agreement, and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the Company or any Indemnifying Stockholder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Indemnifying Stockholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(d)  In connection with the performance of its obligations hereunder and under the Escrow Agreement, the Indemnification Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Indemnifying Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Indemnification Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(e)  In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Indemnification Representative hereunder or thereunder, (i) the Indemnification Representative and its agents, counsel, accountants and other representatives shall not assume any, and shall incur no, responsibility whatsoever (in each case, to the extent permitted by applicable law) to the Indemnifying Stockholders, Buyer or the Surviving Corporation by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any such other agreement, instrument or document other than with respect to willful misconduct or gross negligence on the part of the Indemnification Representative, and (ii) the Indemnification Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Indemnification Representative pursuant to such advice shall in no event subject the Indemnification Representative to liability to the Indemnifying Stockholders, Buyer or the Surviving Corporation.

(f)  All of the immunities and powers granted to the Indemnification Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.

(g)  A decision, act, consent or instruction of the Indemnification Representative, including an extension or waiver of this Agreement, shall constitute a decision of the Indemnifying Stockholders and shall be final, binding and conclusive upon the Indemnifying Stockholders; and the Escrow Agent, Buyer and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Indemnification Representative as being the decision, act, consent or instruction of the Indemnifying Stockholders. The Escrow Agent, Buyer and the Surviving Corporation are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Indemnification Representative.

(h)  The Indemnification Representative has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Indemnification Representative in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Indemnification Representative Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Indemnification Representative Documents, the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Indemnification Representative. This Agreement has been, and each of the Indemnification Representative Documents will be at or prior to the Closing, duly and validly executed and delivered by the Indemnification Representative and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Indemnification Representative Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Indemnification Representative enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(i)  For purposes of Section 6.3 and the last two sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representative and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representative.

ARTICLE VII
TERMINATION

7.1  Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

(a)  the Buyer and the Company may terminate this Agreement by mutual written consent;

(b)  the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

(c)  the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

(d)  the Buyer or the Company may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

(e)  the Buyer may terminate this Agreement by giving written notice to the Company pursuant to Section 4.1 or if the Closing shall not have occurred on or before April 29, 2007 (the “Termination Date”) by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

(f)  the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before the Termination Date unless there exists on the Termination Date a failure by the Company to satisfy a condition set forth in Section 5.2; or

(g)  the Buyer or the Company may terminate this Agreement by giving written notice to the other Parties in the event that the Board of Directors of the Company agrees to accept a Superior Offer.

7.2  Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, other than a termination by the Company pursuant to Section 7.1(c) or 7.1(f) or a termination by Company or the Buyer pursuant to Section 7.1(g), all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement). Notwithstanding the foregoing, the obligations of the Parties pursuant to Section 4.5(c) shall survive termination of this Agreement. In the event of a termination on or before the Termination Date by the Company or pursuant to Section 7.1(g) then, the Company shall pay the Buyer the greater of (x) $5,000,000 or (y) 25% of the amounts payable to the Company or its stockholders pursuant to such Superior Offer. In either case of (x) or (y), the amount held in escrow pursuant to Section 1.9(d) shall be released to the Buyer upon the termination of this Agreement and the additional amounts payable shall be paid to the Buyer upon the closing pursuant to the Superior Offer. In the event of a termination by the Company pursuant to Section 7.1(c) or 7.1(f) then, the Buyer shall immediately pay the Company $1,500,000 in cash. Each Party acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the other Parties would not enter into this Agreement.

ARTICLE VIII
 DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section
ADR Procedure	6.3(d)
ADR Service	6.3(d)
Affiliate	2.14(a)(vii)
Affiliated Group	2.9(a)(iii)
Affiliated Period	2.9(a)(iv)
Agreed Amount	6.3(c)
Average Pre-Signing Price	1.5(a)(ii)
Basic Common Conversion Ratio	1.5(a)(ii)
Basic Shares	1.5(a)(ii)
Buyer	Introduction
Buyer Benefit Plan	4.11
Buyer Certificate	5.3(f)
Buyer Common Stock	1.5(a)(ii)
Buyer Deductible Amount	6.5(b)
Buyer Deliverables	3.12(a)
Buyer Intellectual Property	3.12(a)
Buyer Material Adverse Effect	3.1
Buyer SEC Filings	3.5(a)
Buyer Software	3.12(e)
CERCLA	2.22(a)
Certificates	1.7
Certificate of Merger	1.1
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.2
Closing Date	1.2
Code	Introduction
Common Shares	1.5(a)(ii)
Company	Introduction
Company Certificate	5.2(f)
Company Intellectual Property	2.13(a)
Company Material Adverse Effect	2.1

Company Shares	1.5(a)(i)
Company Stockholder	1.3(d)
Confidential Information	4.5(c)
Continuing Employees	4.11
Controlling Party	6.3(a)
Customer Deliverables	2.13(a)
Customer Provided Content	2.13(f)
Damages	6.1
Disclosure Schedule	Article II
Disclosure Statement	4.3(a)
Dispute	6.3(c)
Dissenting Shares	1.6(a)
Effective Time	1.1
Employee Benefit Plan	2.21(a)(i)
Environmental Law	2.22(a)
Equitable Exceptions	2.3
ERISA	2.21(a)(ii)
ERISA Affiliate	2.21(a)(iii)
Escrow Agreement	1.3(f)
Escrow Agent	1.3(f)
Escrow Fund	1.3(f)
Escrow Shares	1.5(a)(iv)
Excess Transaction Expenses	4.7
Exchange Act	2.14(a)(vii)
Expected Claim Notice	6.4
Financial Statements	2.6
GAAP	2.8
Governmental Entity	2.4
Indemnification Representative	Introduction
Indemnification Representative Documents	6.6(h)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Indemnifying Stockholders	6.1
Intellectual Property	2.13(a)
Internal Systems	2.13(a)
IRS	2.9(c)
Legal Proceeding	2.18
Lockup Agreement	1.8(a)
M&A Beneficiary	4.11
Major Record Label	4.4(1)
Major Stockholder	Introduction
Managing Shareholder	1.51.5(a)1.5(a)(iii)
Materials of Environmental Concern	2.22(b)
Merger	1.1
Merger Consideration	1.5

Merger Shares	1.5(a)(vi)
Money Laundering Laws	2.29
Most Recent Balance Sheet	2.8
Most Recent Balance Sheet Date	2.6
Non-controlling Party	6.3(a)
Non-Managing Shareholders	1.51.5(a)1.5(a)(iii)
Options	1.8(a)
Option Plan	1.8(a)
Ordinary Course of Business	2.4
OTCBB	1.5(a)(ii)
Parties	Introduction
Permits	2.25
Preferred Shares	1.5(a)(i)
Reasonable Best Efforts	4.1(a)
Record Label Litigation	2.18
Response	6.3(c)
Requisite Stockholder Approval	2.3
SEC	3.5(a)
Securities Act	1.8(d)
Security Interest	2.4
Software	2.13(e)
Stockholder Deductible Amount	6.5(a)
Stockholders Support Agreement	Introduction
Subsequent Shares	1.5(a)(vi)
Subsidiary	2.5(a)
Superior Offer	4.3(b)(i)
Surviving Corporation	1.1
Taxes	2.9(a)(i)
Tax Returns	2.9(a)(ii)
Termination Date	7.1(e)
Transaction Expenses	4.7
Transaction Expenses List	4.7
Transitory Subsidiary	Introduction
Value	6.3(c)
Warrants	1.8(e)
Zeocast Litigation	2.18

ARTICLE IX
MISCELLANEOUS

9.1  Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2  No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.8 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

9.3  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated December 1, 2006 between the Buyer and the Company shall remain in effect in accordance with its terms.

9.4  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

9.5  Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer, or the Transitory Subsidiary:

GoFish Corporation
500 Third Street Suite 260
San Francisco, CA 94107
Attn: Michael Downing, President and Chief Executive Officer
Facsimile: (415) 738-8834

Copy to (which copy shall not constitute notice hereunder): McGuireWoods LLP 1345 Avenue of the Americas New York, NY 10105 Attn: Louis W. Zehil, Esq. Facsimile: (212) 548-2175
If to the Company: Bolt Media, Inc. 304 Hudson Street, 7th Floor New York NY 10013-1015
Copy to (which copy shall not constitute notice hereunder):

Mintz Levin Cohn Ferris
Glovsky and Popeo, P.C.
701 Pennsylvania Avenue, N.W.
Suite 900
Washington, D.C. 20004
Attn: Sam E. Feigin, Esq.
Facsimile: (202) 434-7400

If to Indemnification Representative: John Davis 4603 Dutchess Lane Durham, NC 27707

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9  Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11  Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in San Francisco, California in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12  Construction.

(a)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GOFISH CORPORATION

By:	/s/ Michael Downing
Title: Chief Executive Officer

BM ACQUISITION CORP INC.

By:	/s/ Michael Downing
Title: Chief Executive Officer

BOLT, INC.

By:	/s/ Aaron Cohen
Title: Chief Executive Officer

INDEMNIFICATION REPRESENTATIVE

By:	/s/ John Davis
John Davis